Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Memry Corporation Q3 FY’08 Revenue Up 11.6% to
$13.6M; Net Income $0.01 Per Diluted Share
Polymer segment posts 19.1% revenue growth; nitinol segment up 7.8%

Bethel, Conn., May 7, 2008 -- Memry Corporation (AMEX: MRY) reported today that revenues for the third quarter of fiscal year 2008 ended March 31, 2008 increased 11.6% to $13,628,000, compared with $12,212,000 reported in the comparable quarter a year earlier. The company reported net income of $166,000, or $0.01 per diluted share, compared with a net loss of $460,000, or $0.02 per diluted share, in the comparable quarter of fiscal year 2007.

Revenues for the first nine months of the 2008 fiscal year increased 7.1% to $41,287,000 from $38,548,000 in the first nine months of fiscal year 2007. Net income for the first nine months of fiscal year 2008 increased 184% to $781,000, or $0.03 per diluted share, compared to $275,000, or $0.01 per diluted share, for the same period in fiscal year 2007.

Memry Chief Executive Officer Robert Belcher said, “We had solid growth this quarter versus the third quarter of fiscal 2007 in both our nitinol and polymer segments. We are pleased that our revenue improvement strategy is yielding progress in both lines of business. Our polymer segment posted a 19.1% increase in revenues to $3,897,000 compared with $3,273,000 in the same quarter a year ago. Our nitinol segment was up 7.8% to $9,747,000 compared to $9,041,000 in the third quarter of FY’07.

“In the nitinol segment, we increased our revenue through higher sales volumes of both wire and tube-based stent components. The nitinol products segment operated at a higher gross margin in the quarter than in the same period in fiscal 2007 mainly due to the 7.8% revenue increase in the segment, but also due to a shift in the product mix of shipments towards those products with higher gross margins, such as nitinol superelastic tube, laparoscopic devices and both wire and tube-based stents. We also increased unit sales for our mature Endocatch™ products even though the revenue growth from the increased volume was partially offset by predetermined contractual pricing declines on this product. Sales of superelastic nitinol tube were also strong in this quarter compared to a year ago.

“The polymer segment’s 19.1% increase in revenues reflected sales of higher margin coextruded parts and secondary operations product lines, offset in part by higher production spending to sustain the anticipated growth in secondary operations. We saw increased shipments of products to new and existing customers and guidewire products to one customer, as well as revenues from secondary operations. The polymer products segment’s gross profit as a percentage of revenues increased to 30.8% in the third quarter of fiscal 2008 from 27.8% in the third quarter of fiscal 2007,” Belcher said.

Chief Financial Officer Richard Sowerby said, “We are very pleased with the continued year over year growth in the nitinol segment in both revenues and gross margin. This is the third consecutive quarter of year over year revenue growth and the second consecutive quarter of gross margin growth. In addition, the polymer segment gross margins exceeded prior year gross margin for the first time this fiscal year. The investments we have made in people and secondary operations are beginning to produce results. Gross profit margins in both segments have improved compared to last year. Memry’s consolidated gross profit margin as a percentage of revenues increased from 29.0% in the third quarter of fiscal 2007 to 31.4% in the third quarter of fiscal 2008.

“The healthy improvement in gross profit margins continued through to operating profit since operating expenses were essentially flat versus fiscal 2007 and lower litigation and professional fees were partially offset by higher research and development costs. The higher research and development costs resulted primarily from less time spent on customer-funded activities in the quarter. Our balance sheet is strong and we continue to generate positive cash flow. Adjusted EBITDA increased by $451,000 in the quarter to $1,644,000, a 37.8% increase versus the prior year. We also remain essentially debt free.”

A copy of the financial statements follows.

The company will host a conference call with CEO Robert Belcher and senior members of the management team on Thursday, May 8 at 11 a.m. Eastern. The call will cover Memry’s fiscal third quarter ’08 earnings. Robert Belcher will open the conference call, followed by a question-and-answer session.

To participate in this call, dial 800-762-8795 any time after 10:55 a.m. Eastern on May 8. International callers should dial 480-248-5081.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact CFO Richard F. Sowerby at 203-739-1100, e-mail: Richard_Sowerby@Memry.com: or Julie Marshall or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive e-mail notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s most recent 10-K and other periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest expense, net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

Memry Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2008 and June 30, 2007
(Unaudited)

ASSETS	March 31, 2008	June 30, 2007
Current assets
Cash and cash equivalents	$4,573,000	$2,401,000
Accounts receivable, net	5,706,000	6,312,000
Inventories	6,633,000	6,230,000
Deferred tax assets	1,537,000	1,537,000
Prepaid expenses and other current assets	276,000	381,000
Total current assets	18,725,000	16,861,000
Property, plant and equipment, net	9,074,000	8,817,000

Other assets
Intangible assets, net	5,997,000	6,500,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, net	60,000	89,000
Deferred tax assets	1,291,000	1,769,000
Investment	409,000	409,000
Deposits and other assets	171,000	155,000
Total other assets	22,074,000	23,068,000
TOTAL ASSETS	$49,873,000	$48,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$6,498,000	$5,606,000
Notes payable	155,000	970,000
Income tax payable	28,000	50,000
Total current liabilities	6,681,000	6,626,000
Notes payable, less current maturities	529,000	645,000
Other non-current liabilities	---	125,000

Stockholders’ equity
Common stock	299,000	299,000
Additional paid-in capital	56,923,000	56,471,000
Accumulated deficit	(14,559,000)	(15,420,000)
Total stockholders’ equity	42,663,000	41,350,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,873,000	$48,746,000

Memry Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three Months and Nine Months Ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Revenues	$13,628,000	$12,212,000	$41,287,000	$38,548,000
Cost of revenues	9,346,000	8,665,000	27,507,000	25,850,000
Gross profit	4,282,000	3,547,000	13,780,000	12,698,000

Operating expenses
Research and development	452,000	247,000	1,594,000	1,077,000
General, selling and administration	3,427,000	3,765,000	10,546,000	10,297,000
Amortization of intangible assets	126,000	126,000	378,000	378,000
Other	(16,000)	(30,000)	(47,000)	(55,000)
	3,989,000	4,108,000	12,471,000	11,697,000
Operating income (loss)	293,000	(561,000)	1,309,000	1,001,000

Loss on extinguishment of debt	---	(44,000)	---	(44,000)

Interest
Expense	(5,000)	(296,000)	(41,000)	(868,000)
Income	17,000	97,000	65,000	295,000
	12,000	(199,000)	24,000	(573,000)

Income (loss) before income taxes	305,000	(804,000)	1,333,000	384,000
Provision for (benefit from) income taxes	139,000	(344,000)	552,000	109,000
Net income (loss)	$166,000	$(460,000)	$781,000	$275,000

Net income (loss) per common share
Basic	$0.01	$(0.02)	$0.03	$0.01
Diluted	$0.01	$(0.02)	$0.03	$0.01

Weighted average common shares used in calculation
Basic	29,889,432	29,729,648	29,875,300	29,481,312
Diluted	29,953,794	29,729,648	29,973,668	29,926,101

Memry Corporation and Subsidiaries
Condensed Segment Data
For the Three Months and Nine Months Ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Revenues
Nitinol Products Segment	$9,747,000	$9,041,000	$29,475,000	$26,795,000
Polymer Products Segment	3,897,000	3,273,000	11,928,000	11,888,000
Eliminations	(16,000)	(102,000)	(116,000)	(135,000)
Total	$13,628,000	$12,212,000	$41,287,000	$38,548,000

Gross profit
Nitinol Products Segment	$3,082,000	$2,636,000	$10,072,000	$8,287,000
Polymer Products Segment	1,200,000	911,000	3,708,000	4,411,000
Total	$4,282,000	$3,547,000	$13,780,000	$12,698,000

Memry Corporation and Subsidiaries
EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
For the Three Months and Nine Months Ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Revenues	$13,628,000	$12,212,000	$41,287,000	$38,548,000

Net Income (Loss)	$166,000	$(460,000)	$781,000	$275,000
Income Taxes	139,000	(344,000)	552,000	109,000
Interest (Income) Expense, Net	(12,000)	199,000	(24,000)	573,000
Depreciation (a)	681,000	616,000	1,910,000	1,739,000
Amortization (b)	168,000	168,000	503,000	503,000

EBITDA	1,142,000	179,000	3,722,000	3,199,000

Stock-based Compensation (c)	147,000	3,000	450,000	384,000
Incremental Litigation and Professional Expenses (d)	355,000	967,000	1,268,000	1,525,000
Loss on Extinguishment of Debt (e)	---	44,000	---	44,000
Adjusted EBITDA	$1,644,000	$1,193,000	$5,440,000	$5,152,000
Adjusted EBITDA as a % of Revenues	12.1%	9.8%	13.2%	13.4%

a)	Depreciation in the nine months ended March 31, 2008 is shown net of the $106,000 non-cash reversal of an asset retirement obligation.
b)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
c)	Stock-based compensation represents non-cash items.
d)	Incremental litigation and professional expenses are 1) excess litigation costs and 2) professional fees for litigation defense and the implementation of Sarbanes-Oxley Section 404 compliance.
e)	The loss on the extinguishment of debt represents the write-off of unamortized deferred financing costs on the prepayment of a portion of the Company’s bank term loans.